Exhibit (a)(1)

STATE OF DELAWARE

CERTIFICATE OF FORMATION

OF

FINTAN ALTERNATIVE FIXED INCOME ADVISORY FUND, LLC

The undersigned, to form a limited liability company under the Delaware Limited Liability Company Act, 6 Delaware Code, Chapter 18, hereby certifies as follows:

1.    Name.  The name of the limited liability company is:

Fintan Alternative Fixed Income Advisory Fund, LLC

2.    Registered Office.  The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE  19801.

3.    Registered Agent. The name of the registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of this  6th  day of April, 2015.

/s/ Josephine Cheung
Name: Josephine Cheung
Title: Authorized Person